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                                                                    EXHIBIT 20.1

Partners First Credit Card Master Trust (PRCMT)
Excess Spread Analysis - October 2001

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
                                                                                       Delinquencies
                                 Monthly          Gross           Net
                   Excess        Payment        Portfolio       Charge-         30-59       60-89      90+         3 - mos
                   Spread          Rate           Yield           Offs           days        days      days         Averag
                ------------------------------------------------------------------------------------------------------------
Series 1998-3
   Sep-01            3.85%          8.97%          17.60%         8.23%        2.05%        1.45%      2.76%         3.24%
   Oct-01            5.53%         10.26%          19.84%         9.70%        2.06%        1.39%      2.78%         4.48%
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